Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

June 24, 2020

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, South Carolina 29492

Ladies and Gentlemen:

We have acted as counsel to Benefitfocus, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Act”), covering the proposed resale from time to time by the selling stockholder of up to 7,177,966 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”). The Shares consist of shares of Common Stock underlying outstanding shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Shares may be resold as set forth in the Registration Statement, any amendment thereto, and the prospectus contained therein filed pursuant to the rules and regulations promulgated under the Act.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined and relied upon, among other things, the Registration Statement and related Prospectus included therein, the Company’s Restated Certificate of Incorporation, and Amended and Restated Bylaws, as amended, each as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon conversion of the Series A Preferred Stock in accordance with the provisions of the Certificate of Designation of the Series A Convertible Preferred Stock and in accordance with the Company’s Certificate of Incorporation then in effect, will be duly authorized, validly issued, fully paid and non-assessable.

Benefitfocus, Inc.

June 24, 2020

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP